Exhibit 99.1

HOW TO VOTE

VOTE BY INTERNET – cleartrustonline.com/covenant

Use the Internet to transmit your voting instructions up until 11:59 p.m. local time, the day before meeting date. Have your proxy card and the control number found in the top right corner next to the “è” in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE – 813-235-4490

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. local time the day before the meeting date. Have your proxy card and the control number found in the top right corner next to the “è” in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided. If voting by mail, we suggest you retain a copy of your proxy card for your records.

SHAREHOLDER NAME ADDRESS ADDRESS ADDRESS	è CONTROL NO.:______________________ SHARES: ______________________

COVENANT FINANCIAL, INC.

SPECIAL MEETING OF SHAREHOLDERS – June 2, 2020

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

COVENANT FINANCIAL, INC.

The undersigned hereby constitutes and appoints Aaron Sattler, Nancy Krulla, and Vicki Burgos, and each of them, as agents and proxies of the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to appear at the Special Meeting of Shareholders of Covenant Financial, Inc. (the “Company”), the holding company for Covenant Bank (the “Bank”) to be held on June 2, 2020, and at any postponement or adjournment thereof, and to vote all of the shares of Common Stock of the Company which the undersigned is entitled to vote, with all the powers and authority the undersigned would possess if personally present. The undersigned hereby directs that this proxy be voted as directed below.

The Board of Directors recommends a vote “FOR" approval of the Agreement and Plan of Merger, and “FOR” the adjournment of the special meeting to solicit additional proxies, if necessary. All shares will be voted as instructed below. In the absence of an instruction to the contrary, (1) all shares will be voted FOR" approval of the Agreement and Plan of Merger, and “FOR” the adjournment of the special meeting to solicit additional proxies, if necessary, and (2) the proxies shall vote as instructed by the Board of Directors as to any other matters that come before the meeting.

1.	The proposal to adopt and approve the Agreement and Plan of Merger, dated as of December 18, 2019, by and between the Company and Citizens & Northern Corporation, which provides for, among other things, the merger of the Company with and into Citizens & Northern Corporation.	FOR ☐	AGAINST ☐	ABSTAIN ☐

2.	The proposal to authorize the board of directors to adjourn the special meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement

		FOR ☐	AGAINST ☐	ABSTAIN ☐
3.	To vote in their discretion on such other business as shall properly come before the meeting or any adjournment thereof.

Signature:	Signature:

E-Mail:	E-Mail:

Date:	Date:

(IMPORTANT: Please sign exactly as your name appears on the envelope in which this proxy was delivered to you. Where shares are held jointly, both holders should sign. When signing as agent, executor, administrator, trustee or guardian, please give your full title as such. If the holder is a corporation, execute in full corporate name by authorized officer.)

SEQUENCE NO. xxxx